Exhibit 99.1

PEMSTAR Reports Fiscal 2006 Third Quarter Results

Achieves net income at high end of prior quarter guidance at $0.02 per share improving from a loss of $(0.35) per share year over year

ROCHESTER, Minn. Wednesday, February 1, 2006 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced financial results for its fiscal 2006 third quarter ended December 31, 2005.

Revenue from continuing operations for the three months ended December 31, 2005 increased to $253.9 million, compared to $171.0 million in the same quarter a year ago. The increase included approximately $92.5 million of additional revenue resulting from the full turnkey operation with a wireless handset customer, which was in the Company’s prior guidance.

Net income for the fiscal 2006 third quarter ended December 31, 2005 was $1.0 million or $0.02 per share, compared to a net loss of $(15.9) million or $(0.35) per share in the same quarter a year ago.

Roy Bauer, PEMSTAR’s President and COO stated, “This was an encouraging quarter for us. We achieved revenue and net income results at the high end of prior guidance as we executed on our business plans. We successfully finished the majority of our restructuring actions. We have a leaner structure and a clear go-forward strategy focused and aligned with our concept to customer solutions approach. Our strategy is centered on engineering, test and process-centric projects leading to manufacturing opportunities in industrial, medical, and other targeted, high complexity, high mix projects, where we have had a traditionally strong competitive advantage.”

Greg Lea, PEMSTAR’s Executive Vice President and CFO commented, “This was an important quarter for PEMSTAR and represents our strongest financial performance in six quarters. Our adjusted EBITDA from continuing operations, which excludes restructuring charges, was $7.8 million. This is the second quarter in a row that we have achieved a positive adjusted EBITDA from continuing operations. Our receivables base is more current than it has been in recent years and we feel good about making positive improvements in the cash cycle. We expect to see the positive revenue momentum trend on a comparable quarterly basis going forward, while we also continue to improve liquidity and our cash cycle. We believe we are on track to improved financial performance.”

Business Update

During the third quarter of fiscal 2006, sales from operations, excluding incremental turnkey revenue, to the industrial sector accounted for 38.6% of net sales; computing and data storage was 39.6% of net sales; communications was 20.5% of net sales; and medical was 1.3% of net sales.

Accounts receivable at December 31, 2005 was $148.2 million with days sales outstanding (DSO) of 53 compared with $136.3 million in accounts receivable with DSO of 58 at September 30, 2005. Net inventories of $65.7 million as of December 31, 2005 with a turn rate of 14.5 times, compared with $68.3 million at September 30, 2005 and a turn rate of 12.0 times. PEMSTAR’s cash cycle was 30 days compared to the September quarter’s level of 36 days. The unrestricted cash balance at December 31, 2005, was $21.5 million, compared to $18.4 million at September 30, 2005. Liquidity, defined as worldwide unrestricted cash plus available domestic borrowing, was $40.8 million, as of December 31, 2005, compared to $34.7 million at September 30, 2005. Please note that the full turnkey transaction change in PEMSTAR’s Tianjin facility materially affected these statistical points given the increases in sales, accounts receivable and accounts payable.

Debt as of December 31, 2005, was $102.3 million, compared to $117.6 million as of September 30, 2005. The September 30, 2005 balance included $21.6 million, which together with restricted cash of $23.4 million, was related to financing transactions to stabilize costs of certain China turnkey transactions. Debt is calculated as debt plus capital leases, including current maturities in both cases.

Al Berning, Chairman and CEO of PEMSTAR stated, “We are confident that the changes we made put the right business model in place, allowing us to focus on new growth opportunities. This includes refining the profile of our salesforce to one with an engineering skill set, as opposed to our prior consumer market focus. The combination of our restructuring with our focus on continuing to build and maintain our solid customer list positions us well in what we believe to be an overall improving environment. We launched over 30 new projects in the December quarter and added 8 new customers. We are winning key new projects with strategic importance from solid companies, with growth potential. By any definition our customer list is stronger now than it was five years ago.”

Berning continued, “Overall, some big things that were down arrows for PEMSTAR a year ago are now clearly up arrows. We are encouraged by the pick-up in military/aerospace spending, and continued reports of stabilization from customers across the semiconductor capital equipment and computer and storage industries. Based on public guidance, this stabilization is expected to continue. We are optimistic about the progress in the military/aerospace industry, where PEMSTAR has strong partnerships. We have started production of General Dynamics’ Land Warrior program and expect this to be reflected in our fiscal fourth quarter results. We are continuing our launch of new programs with Boston Scientific, Hitachi Global Storage, Honeywell, IBM and Spectralink. Our progress with improving performance remains on schedule and we are confident in our future as we focus on achieving profitable growth while diligently managing our cost structure.”

Fiscal 2006 Fourth-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the traditionally softer fiscal fourth quarter ending March 31, of $185 million to $200 million, including planned, seasonally softer, turnkey revenue in China, with net income of $(0.01) to $0.03 per share. As is the company’s practice, this guidance excludes reserves to adjust capacity to market conditions and customer demands, along with further restructuring or unusual charges.

Use of Non-GAAP Measures

From time to time management uses financial measures which do not reflect “generally accepted accounting principles” (GAAP) in analyzing PEMSTAR’s operating performance, and believes that these non-GAAP measures may assist investors in analyzing the underlying trends in PEMSTAR’s business over time. Investors should consider any non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, PEMSTAR has reported a non-GAAP measure for the fiscal quarter ended December 31, 2005, called “adjusted EBITDA”, which represents earnings before certain restructuring charges as well as interest, taxes, depreciation and amortization. Management uses the adjusted EBITDA measure in its internal analysis and review of operational performance, monitoring compliance with debt agreement covenants and for providing guidance to investors. Management believes that this adjusted measure provides investors with useful information in comparing PEMSTAR’s performance over different periods, particularly when comparing this period to periods in which PEMSTAR did not incur some or all of the charges and adjustments described above. By using this non-GAAP measure management believes that investors get a better picture of the performance of PEMSTAR’s underlying business. Management encourages investors to review PEMSTAR’s net loss prepared in accordance with GAAP to understand its performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on PEMSTAR’s financial results. A reconciliation of the non-GAAP measure used in this release to its closest GAAP counterpart is included in a table appearing at the end of this release.

Investor Conference Call / Webcast Details

PEMSTAR will host a live Webcast to review fiscal 2006 third-quarter results today, Wednesday, February 1, at 4:00 p.m. CT (5:00 p.m. ET). To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the third quarter conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21281119. The telephone replay will be available beginning at 6:00 p.m. CT (7:00 p.m. ET) on Wednesday, February 1, through 6:00 p.m. CT (7:00 p.m. ET) on Friday, February 3.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in North America, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 10 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, Mr. Bauer and Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integration of acquired or restructured businesses; increased competition; and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005 and PEMSTAR’s quarterly reports filed on form 10-Q filed with the SEC.

Contacts:

Greg S. Lea PEMSTAR Inc. Executive Vice President & Chief Financial Officer Phone: 507-292-6941 Email: greg.lea@pemstar.com	David Pasquale The Ruth Group Executive Vice President Phone: 646-536-7006 Email: dpasquale@theruthgroup.com

Pemstar Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2005	March 31, 2005
Assets
Current assets:
Cash and equivalents	$21,473	$25,883
Accounts receivable, net	148,177	98,759
Recoverable income taxes	996	971
Inventories	65,651	68,345
Unbilled services	6,083	8,173
Deferred income taxes	990	953
Prepaid expenses and other	10,744	10,413
Assets related to discontinued operations	551	9,395

Total current assets	254,665	222,892

Property, plant and equipment, net	64,378	76,169
Goodwill, net	33,878	33,878
Deferred income taxes	2,675	2,733
Other assets	4,939	4,210
Non-current assets related to discontinued operations	68	4,112

Total assets	$360,603	$343,994

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$3,168	$312
Revolving credit facilities and current maturities of long-term debt	77,073	79,068
Current maturities of capital lease obligations	523	453
Accounts payable	121,280	84,375
Income taxes payable	832	1,491
Accrued expenses and other	29,303	26,001
Liabilities related to discontinued operations	2,415	5,695

Total current liabilities	234,594	197,395

Long-term debt, less current maturities	12,939	6,560
Capital lease obligations, less current maturities	11,720	11,973
Other liabilities and deferred credits	7,790	2,895

Shareholders’ equity:
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,207 shares at December 31, 2005 and 45,178 shares at March 31, 2005	452	452
Additional paid-in capital	255,041	255,067
Accumulated other comprehensive income	2,082	3,601
Accumulated deficit	(164,015)	(133,949)

Total shareholders’ equity	93,560	125,171

Total liabilities and shareholders’ equity	$360,603	$343,994

Pemstar Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Nine months Ended December 31,
	2005	2004	2005	2004
Net sales	$253,885	$170,955	$674,802	$514,150
Cost of goods sold	238,630	164,585	646,994	477,122

Gross profit	15,255	6,370	27,808	37,028

Selling, general and administrative expenses	11,286	13,861	33,913	42,177
Restructuring and impairment charges	249	4,689	10,488	4,909

Operating income (loss)	3,720	(12,180)	(16,593)	(10,058)

Other (income) expense – net	(19)	382	(967)	(769)
Interest expense	2,769	1,917	7,217	5,996

Income (loss) before income taxes	970	(14,479)	(22,843)	(15,285)

Income tax benefit	6	509	530	911

Income (loss) from continuing operations	976	(13,970)	(22,313)	(14,374)
Income (loss) from discontinued operations	36	(1,948)	(7,753)	(7,050)

Net income (loss)	$1,012	$(15,918)	$(30,066)	$(21,424)

Basic income (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.31)	$(0.50)	$(0.32)
Income (loss) from discontinued operations	0.00	(0.04)	(0.17)	(0.15)

Net income (loss)	$0.02	$(0.35)	$(0.67)	$(0.47)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$0.02	$(0.31)	$(0.50)	$(0.32)
Income (loss) from discontinued operations	0.00	(0.04)	(0.17)	(0.15)

Net income (loss)	$0.02	$(0.35)	$(0.67)	$(0.47)

Shares used in computing income (loss) per common share:
Basic	45,179	45,153	45,201	45,148
Diluted	47,522	45,153	45,201	45,148

Pemstar Inc.

Reconciliation of Non-GAAP financial disclosure— Adjusted EBITDA

(In thousands)

Three months ended December 31, 2005
Income from continuing operations	$976

Interest	2,769
Tax benefit	(6)
Depreciation	3,793
Amortization	11
Restructuring charges	249

Earnings before interest, taxes, depreciation and amortization (EBITDA) without restructuring charges	$7,792